Exhibit 99.1

NEWS RELEASE

AGL Resources Reports Second Quarter Earnings Results and Reaffirms 2007 Earnings Guidance

•	Second quarter basic earnings per share of $0.40 compared with $0.25 for the prior year period

•	Quarterly results reflect operating margin improvements in each business segment

•	Year-to-date results increased 3 percent to $1.71 per basic share

•	Company reaffirms 2007 earnings guidance in the range of $2.75 to $2.85 per basic share

ATLANTA – August 2, 2007 – AGL Resources Inc. (NYSE: ATG) today reported second quarter net income of $30 million, or $0.40 per basic (and diluted) share,  compared with $19 million, or $0.25 per basic (and diluted) share reported for the second quarter of 2006.

AGL Resources reaffirmed its 2007 full-year guidance of $2.75 to $2.85 per share based on year-to-date earnings and a continued positive outlook for the remainder of the year.

“Our second quarter results reflect improved operating margins in each of our business segments,” said John W. Somerhalder II, president and chief executive officer of AGL Resources.  “Our strong year-to-date results position us well to meet our 2007 goals and the earnings guidance we previously provided to investors.”

Q2 2007 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed earnings before interest and taxes (EBIT) of $64 million, a $5 million increase over the prior year quarter.  The improvement was driven by a $3 million increase in operating margin and a $2 million reduction in operating expenses.

Margin improvements resulted primarily from customer growth and higher levels of customer usage.  For the second quarter 2007, the average number of end-use customers was 2.3 million, a 1 percent increase over the comparable average for second quarter 2006.  Customer usage increased, in part due to colder weather occurring mostly in April 2007 and lower natural gas prices as compared to the prior year period.  Operating expenses decreased $2 million largely due to lower outside services expenses during the current year quarter as compared to last year.

Retail Energy Operations

The Retail Energy Operations segment, comprised primarily of SouthStar, contributed $5 million of EBIT for second quarter 2007, a $5 million increase over the prior year period, driven mainly by $9 million in higher operating margin.  The increase in operating margin resulted from $6 million in improved results associated with the management of commodity risk and other asset management activities, offset by slightly lower retail price spreads.   The additional $3 million margin increase was driven by colder weather during the period, relative to the same period in 2006.

Retail Energy Operations’ operating expenses increased $2 million for second quarter 2007 as compared to the prior year quarter, due to SouthStar’s continued growth and improved operations resulting in higher customer care costs, depreciation expense related to a risk management system implemented in fourth quarter 2006 and higher compensation costs.  These expenses were offset slightly by lower bad debt expense relative to the prior year period.  Minority interest increased $2 million as a result of higher operating income for the second quarter of 2007, as compared to the same period in 2006.

Wholesale Services

The Wholesale Services segment (Sequent Energy Management) contributed EBIT of $6 million in second quarter 2007, compared with $1 million for the same period in 2006.  Sequent’s operating margin increase of $4 million was driven by an additional $7 million in unrealized gains on storage and transportation hedges resulting from declining forward NYMEX prices and the narrowing of locational spreads in future periods.  In addition, Sequent experienced a $3 million reduction in the required lower-of-cost-or-market (LOCOM) inventory adjustments recorded for the current year quarter as compared to similar adjustments recorded last year, net of $2 million in hedging recoveries during the second quarter of 2006.  Sequent’s commercial activity during the second quarter of 2007 was $6 million lower than the prior year period, mainly due to mild weather, decreased inventory storage spreads, lower market volatility and the deferral of certain planned storage withdrawals until future periods.

Operating expenses at Sequent decreased $1 million, primarily due to lower incentive compensation costs associated with the decreased commercial activity for the second quarter of 2007, as compared to last year.

Energy Investments

The Energy Investments segment contributed $2 million in EBIT during the second quarter of 2007, equal to its contribution in the prior year quarter.  A $1 million improvement in operating margin resulting from higher revenues at Jefferson Island Storage & Hub was offset by development expenses associated with the Golden Triangle Storage project in Texas.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter 2007 decreased $2 million, as compared with second quarter of 2006, primarily due to lower average debt balances, offset by higher short-term interest rates.  The company’s debt-to-capitalization ratio as of June 30, 2007 was 53 percent, compared with 57 percent as of June 30, 2006 and December 31, 2006.

Income taxes for second quarter 2007 increased $7 million, as compared to the prior year period, primarily the result of higher corporate earnings.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2007, earnings were $1.71 per basic share ($1.70 per diluted share), compared with $1.66 per basic share ($1.65 per diluted share) for the same period in 2006.  The improved earnings were driven by strong results from the Retail Energy Operations and Distribution Operations segments, offset by lower results in the Wholesale Services segment.  Consolidated EBIT for the six months ended June 30, 2007 was $271 million, compared with $267 million for the six months ended June 30, 2006.

2007 EARNINGS OUTLOOK

AGL Resources’ reaffirmed earnings guidance of $2.75 to $2.85 per share assumes normal weather and average volatility in natural gas prices.  However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2007 significantly above or below this outlook.  The factors that could cause such material changes are described more fully in the “Forward Looking Statements” section of this press release and in the company’s SEC filings.

Q2 2007 EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its second quarter 2007 earnings conference call and webcast on Thursday, August 2, 2007, at 9 a.m. ET.  The call can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 866/831-6247 (in the United States) or 617/213-8856 (outside the United States), and using the confirmation code 44027980.  The webcast replay of the call will be available on the Web site through the close of business on Thursday, August 9, 2007.  The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 80468434.  International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

# # # #

Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:  404-584-4255
Cell:     404-217-0284
jholt@aglresources.com

AGL Resources Inc.
Condensed Consolidated Statements of Income
For the Three and Six Months Ended
June 30, 2007 and 2006
(In millions, except per share amounts)
(Unaudited)

	Three Months			Six Months

	6/30/2007	6/30/2006	Fav/(Unfav)	6/30/2007	6/30/2006	Fav/(Unfav)

Operating Revenues	$467	$436	$31	$1,440	$1,480	$(40)

Cost of Gas	233	219	(14)	828	874	46
Operation and Maintenance Expenses	111	113	2	227	230	3
Depreciation and Amortization	36	34	(2)	71	68	(3)
Taxes Other Than Income	9	10	1	20	20	-
Total Operating Expenses	389	376	(13)	1,146	1,192	46
Operating Income	78	60	18	294	288	6
Other Income (Expense)	-	-	-	1	(2)	3
Minority Interest	(2)	-	(2)	(24)	(19)	(5)
Earnings Before Interest & Taxes	76	60	16	271	267	4
Interest Expense	27	29	2	58	59	1
Earnings Before Income Taxes	49	31	18	213	208	5
Income Taxes	19	12	(7)	81	79	(2)
Net Income	$30	$19	$11	$132	$129	$3

Earnings Per Common Share
Basic	$0.40	$0.25	$0.15	$1.71	$1.66	$0.05
Diluted	$0.40	$0.25	$0.15	$1.70	$1.65	$0.05
Shares Outstanding
Basic	77.5	77.7	(0.2)	77.5	77.8	(0.3)
Diluted	77.9	78.1	(0.2)	77.9	78.2	(0.3)

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2007 and 2006
(In millions, except per share amounts)
(Unaudited)

	Three Months			Six Months

	6/30/2007	6/30/2006	Fav/(Unfav)	6/30/2007	6/30/2006	Fav/(Unfav)

Distribution Operations	$64	$59	$5	$187	$182	$5
Retail Energy Operations	5	-	5	68	54	14
Wholesale Services	6	1	5	15	33	(18)
Energy Investments	2	2	-	4	4	-
Corporate	(1)	(2)	1	(3)	(6)	3
Consolidated EBIT	76	60	16	271	267	4
Interest Expense	27	29	2	58	59	1
Income Taxes	19	12	(7)	81	79	(2)
Net Income	$30	$19	$11	$132	$129	$3

Earnings per Common Share
Basic	$0.40	$0.25	$0.15	$1.71	$1.66	$0.05
Diluted	$0.40	$0.25	$0.15	$1.70	$1.65	$0.05

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Six Months Ended
June 30, 2007 and 2006
(In millions)
(Unaudited)

	Three Months			Six Months

	6/30/2007	6/30/2006	Fav/(Unfav)	6/30/2007	6/30/2006	Fav/(Unfav)

Operating Revenues	$467	$436	$31	$1,440	$1,480	$(40)
Cost of Gas	233	219	(14)	828	874	(46)
Operating Margin	$234	$217	$17	$612	$606	$6